SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest	Commission File Number 000-26076
event reported) May 2, 2006

SINCLAIR BROADCAST GROUP, INC.

(Exact name of registrant)

Maryland	52-1494660
(State of organization)	(I.R.S. Employer Identification Number)

10706 Beaver Dam Road

Cockeysville, MD  21030

(Address of principal executive offices and zip code)

(410) 568-1500

(Registrant’s telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐               Written communications pursuant to Rule 425 under the securities Act (17 CFR 230.425)

☐               Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐               Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐               Pre-commencement communications pursuant to Rule 13e-49(c) under the Exchange Act (17 CFR 240.13e-4(c))

SINCLAIR BROADCAST GROUP, INC.

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, in January 1999, we entered into a local marketing agreement (“LMA”) with Bay Television, Inc. (“Bay TV”), which owns the television station WTTA-TV in Tampa, Florida. Our controlling shareholders own a substantial portion of the equity of Bay TV. The LMA provided that we deliver television programming to Bay TV, which broadcasts the programming in return for a monthly fee to Bay TV.

In connection with our 1997 negotiations with The WB to obtain affiliation agreements for a number of our stations, we discussed an opportunity to obtain The WB affiliation in Tampa, Florida for WTTA-TV, which is owned by Bay TV as described above. We did this in anticipation of entering into a LMA with Bay TV to program WTTA, which was then operating as a non-affiliated independent television station airing paid programming. In 1998, in order to obtain The WB affiliation for WTTA, we and Bay TV each agreed to make payments in the future to The WB of $10.0 million, or $20.0 million in total. Our agreement to make such payments was conditioned upon Bay TV entering into the aforementioned LMA agreement, which we subsequently entered into in January 1999.

Our obligation to make a $10.0 million payment to The WB was structured as a $5.0 million reduction of each of the payments owed to us by The WB under our multi-station affiliation agreement in January of each of 2006 and 2007, assuming that The WB was still operating a television network at the time such payments were due. Additionally, Bay TV agreed to make $5.0 million cash payments to The WB in January 2006 and January 2007 pursuant to the granting of The WB affiliation for WTTA. Additionally, our multi-station WB affiliation agreement provided that The WB’s obligation to make a $5.0 million payment to us in each of January 2006 and 2007 was expressly conditioned upon receipt by The WB of corresponding payments from Bay TV.

After Bay TV failed to make the first $5.0 million payment to The WB on its due date January 16, 2006, The WB withheld $5.0 million from the amount due to us pursuant to our multi-station affiliation agreement. On January 24, 2006, The WB announced that it was combining with the UPN television network to form the CW Television Network. As a result, we entered into negotiations with The WB regarding a number of issues surrounding The WB’s announcement, including the impact of the elimination of WTTA’s WB network affiliation and the amount we and Bay TV agreed to pay for the affiliation in Tampa.

As a result of such negotiations, on May 2, 2006, we entered into primary affiliation agreements with the CW Television Network. Concurrently, we entered into a release and settlement agreement between us and Bay TV, on one side, and The WB and UPN, on the other side (the “Release and Settlement Agreement”). Pursuant to the Release and Settlement Agreement, we and Bay TV agreed to release The WB and UPN, and The WB and UPN agreed to release us and Bay TV, from any claims or other liabilities we or Bay TV, or The WB or UPN, may have arising out of or in connection with (a) any agreement, including any affiliation agreements entered into by us or Bay TV with The WB or UPN, and (b) any services previously performed by any one of the parties to the Release and Settlement Agreement for any other party to the Release and Settlement Agreement.  In addition, pursuant to the Release and Settlement Agreement, The WB assigned to us all of The WB’s rights to receive a $5.0 million payment from Bay TV on January 16, 2006.  In connection with executing the Release and Settlement Agreement and entering into the CW Television Network affiliation agreements, The WB and UPN agreed to make a payment to us and, on May 2, 2006, we entered into an agreement with Bay TV (the “Bay TV Agreement”) in which we agreed to pay Bay TV $750,000, representing Bay TV’s share of the payment made to us by The WB and UPN. This payment will be made by reducing by $750,000 Bay TV’s obligation to pay us $5.0 million, which obligation was assigned to us by The WB as described above.

The foregoing description does not purport to be a complete statement of the parties rights and obligations under the Settlement and Release Agreement or the Bay TV Agreement. The foregoing description is qualified in its entirety by reference to the Settlement and Release Agreement and the Bay TV Agreement, copies of which will be filed as exhibits to the Company’s Form 10-Q for the quarter ended June 30, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINCLAIR BROADCAST GROUP, INC.

By:	/s/ David R. Bochenek
Name:	David R. Bochenek
Title:	Vice President / Chief Accounting Officer

Dated: May 8, 2006